Registration No. 333-124781

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
Form F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Domtar Inc.
(Exact name of registrant as specified in its charter)

Canada	2621	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number, if applicable)	(I.R.S. Employer Identification Number, if applicable)
395 de Maisonneuve Blvd. West
Montreal, Quebec, Canada H3A 1L6
(514) 848-5400
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8690
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
Copies of all communications to:

Alan H. Paley, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Gilles Pharand, Esq. General Counsel Domtar Inc. 395 de Maisonneuve Blvd. West Montreal, Quebec Canada H3A 1L6 (514) 848-5400

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
Province of Quebec, Canada
(Principal jurisdiction regulating this offering)
     It is proposed that this filing shall become effective (check appropriate box):

A. ☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☑	at some future date (check the appropriate box below).

1. ☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2. ☑	pursuant to Rule 467(b) on June 21, 2005 at 11 a.m. (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on May 13, 2005.

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	after the filing of the next amendment to this Form (if preliminary material is being filed).
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.    ☑

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

EXPLANATORY NOTE
      The sole purpose of this post-effective Amendment No. 1 is to file the calculation of earnings coverage ratios as an exhibit to the Registration Statement. Accordingly, this Amendment consists only of the facing page, this explanatory note and Parts II and III of the Registration Statement.
PART II
INFORMATION NOT REQUIRED TO BE DELIVERED
TO OFFEREES OR PURCHASERS
Indemnification of Directors and Officers
      Under Section 124 of the Canada Business Corporations Act, the Registrant may indemnify a present or former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of another corporation of which such Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Registrant or such other corporation, as the case may be, provided that such person acted honestly and in good faith with a view to the best interests of the Registrant and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with an action by or on behalf of the Registrant or such other corporation, as the case may be, only with court approval. A director or officer referred to above is entitled to such indemnification from the Registrant as a matter of right if he or she was substantially successful on the merits and fulfilled the conditions set forth above.
      In accordance with the Canada Business Corporations Act, the by-laws of the Registrant indemnify a director or officer, a former director or officer, a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor (or a person who undertakes or had undertaken any liability on behalf of the Registrant or any such body corporate), or such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Registrant or a director, officer or other similar executive of such other corporation or other organization, to the fullest extent permitted by law, if: (a) the person acted honestly and in good faith with a view to the best interests of the Registrant and (b) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that their conduct was lawful. The Registrant is authorized to enter into agreements evidencing its indemnity in favour of the foregoing persons to the full extent permitted by law and may purchase and maintain insurance against the risk of its liability to indemnify pursuant to the foregoing provisions.
      The Registrant participates in the purchase of directors’ and officers’ liability insurance, which, subject to the provisions contained in the policy, protects the directors and officers against all claims made during each year of the applicable policy period (currently January, 2005 to January, 2006). This policy does not provide coverage for losses arising from the breach of fiduciary responsibilities under statutory or common law or from the violation or enforcement of pollutant laws and regulations.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits
      The following exhibits have been filed as part of this Registration Statement on Form F-10:

Exhibit
Number		Description

4.1		Annual Information Form of Domtar Inc., dated March 24, 2005, for the year ended December 31, 2004 (incorporated by reference to Domtar Inc.’s Form 40-F/A filed on March 24, 2005)

4.2		Audited Consolidated Balance Sheets of Domtar Inc. as at December 31, 2004 and 2003 and the audited Consolidated Statements of Earnings, Retained Earnings and Cash Flows for each of the years in the three-year period ended December 31, 2004 together with the related notes thereto and the auditors’ report thereon (incorporated by reference to Domtar Inc.’s Form 40-F filed on March 24, 2005)

4.3		Management’s Discussion and Analysis for the fiscal year ended December 31, 2004 (incorporated by reference to Domtar Inc.’s Form 40-F filed on March 24, 2005)

4.4		Management Proxy Circular dated March 24, 2005 relating to the meeting of shareholders held on April 28, 2005 (incorporated by reference to Domtar Inc.’s Form 6-K filed on March 24, 2005)

4.5		Unaudited Interim Consolidated Financial Statements of Domtar Inc. for the three months ended March 31, 2005 (including Management’s Discussion and Analysis relating thereto) and March 31, 2004 (incorporated by reference to Domtar Inc.’s 6-K filed on April 28, 2005)

5	.1*	Consent of PricewaterhouseCoopers LLP

5	.2*	Consent of Ogilvy Renault

6	.1*	Powers of Attorney

7.1		Form of Indenture between Domtar Inc. and JPMorgan Chase Bank, as Trustee (incorporated by reference to Exhibit 7.1 to Domtar Inc.’s Registration Statement on Form F-9/A (Reg. No. 333-110212) filed on November 7, 2003)

7	.2*	Statement of Eligibility and Qualification of the Trustee on Form T-1 under the Indenture

9.1		Calculation of earnings coverage ratios

*	Previously filed

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking
      The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this post-effective Amendment No. 1 to Form F-10 or to transactions in such securities.

Item 2.	Consent to Service of Process
      The Registrant has previously filed with the Commission a written irrevocable consent and power of attorney on Form F-X.
      Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this post-effective Amendment No. 1 to the Registration Statement (File No. 333-124781) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Quebec, Canada, on June 20, 2005.

Domtar Inc.

By:	/s/ Raymond Royer

Name: Raymond Royer

Title:	President and Chief Executive Officer and Director
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on the 20th day of June, 2005.

Signature	Title

/s/ Raymond Royer Raymond Royer	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Daniel Buron Daniel Buron	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Brian M. Levitt	Director and Chair of the Board

* Jack C. Bingleman	Director

* Raymond Chrétien	Director

* Paul-Henri Couture	Director

* Louis P. Gignac	Director

* Claude R. Lamoureux	Director

* Jacques Laurent	Director

* Gilles Ouimet	Director

Signature		Title

* Louise Roy		Director

* Robert J. Steacy		Director

* Gene R. Tyndall		Director

* Edward J. Waters		Director

* Roger Brear		Authorized U.S. Representative for Service of Process

*By:	/s/ Razvan L. Theodoru Razvan L. Theodoru, Attorney-in-Fact

Index to Exhibits
      The following exhibits have been filed as part of this Registration Statement on Form F-10:

Exhibit
Number		Description

4.1		Annual Information Form of Domtar Inc., dated March 24, 2005, for the year ended December 31, 2004 (incorporated by reference to Domtar Inc.’s Form 40-F/A filed on March 24, 2005)

4.2		Audited Consolidated Balance Sheets of Domtar Inc. as at December 31, 2004 and 2003 and the audited Consolidated Statements of Earnings, Retained Earnings and Cash Flows for each of the years in the three-year period ended December 31, 2004 together with the related notes thereto and the auditors’ report thereon (incorporated by reference to Domtar Inc.’s Form 40-F filed on March 24, 2005)

4.3		Management’s Discussion and Analysis for the fiscal year ended December 31, 2004 (incorporated by reference to Domtar Inc.’s Form 40-F filed on March 24, 2005)

4.4		Management Proxy Circular dated March 24, 2005 relating to the meeting of shareholders held on April 28, 2005 (incorporated by reference to Domtar Inc.’s Form 6-K filed on March 24, 2005)

4.5		Unaudited Interim Consolidated Financial Statements of Domtar Inc. for the three months ended March 31, 2005 (including Management’s Discussion and Analysis relating thereto) and March 31, 2004 (incorporated by reference to Domtar Inc.’s 6-K filed on April 28, 2005)

5	.1*	Consent of PricewaterhouseCoopers LLP

5	.2*	Consent of Ogilvy Renault

6	.1*	Powers of Attorney

7.1		Form of Indenture between Domtar Inc. and JPMorgan Chase Bank, as Trustee (incorporated by reference to Exhibit 7.1 to Domtar Inc,’s Registration Statement on Form F-9/A (Reg. No. 333-110212) filed on November 7, 2003)

7	.2*	Statement of Eligibility and Qualification of the Trustee on Form T-1 under the Indenture

9.1		Calculation of earnings coverage ratios

*	Previously filed